EXHIBIT 10.4

                                Promissory Note
                            dated January 16, 1996
          between CNL Income Fund III, Ltd. and CNL Realty Corporation relating to a $86,200 loan



                                PROMISSORY NOTE
                                ---------------


$86,200.00                                                    Orlando, Florida
                                                              January 16, 1996

      FOR VALUE RECEIVED, the undersigned ("Maker") CNL INCOME FUND III, LTD., A FLORIDA LIMITED PARTNERSHIP, hereby promises and agrees to pay on Demand to
the order of CNL REALTY CORPORATION   ("Payee") at 400 E. South Street, Suite
500, Orlando, Florida 32801, or at such other location designed in writing by Payee, the principal sum of EIGHTY-SIX THOUSAND TWO HUNDRED AND NO/100 DOLLARS ($86,200.00) together with interest thereon from the date hereof at the rate of Prime plus one quarter (P + 1/4%) percent per annum in legal tender of the United States of America, as follows:

      This Note may be prepaid, in whole or in part, at any time without premium or penalty. All prepayments shall be applied first to unpaid interest and then to the unpaid principal balance.

      This Note shall be governed by and construed in accordance with the laws of the State of Florida.

      IN WITNESS WHEREOF, the undersigned has executed this Note this Sixteenth day of January, 1996.


                              By:   CNL INCOME FUND III, LTD.,
                                    a Florida limited partnership


                              By:   /s/Robert A. Bourne
                                    -----------------------------
                                    Robert A. Bourne
                                    General Partner